Exhibit 99.2

Contact: Carl J. Crosetto GSC Group 973-437-1007 Roland Tomforde Broadgate Consultants, LLC 212-232-2222

NOT FOR IMMEDIATE RELEASE

GSC Acquisition Company Announces Completion of Initial Public Offering
and Separate Trading of Common Stock and Warrants
__________________________________________

NEW YORK, July 2, 2007 – GSC Acquisition Company (the “Company”), a newly organized special purpose acquisition corporation, announced today that it has completed its initial public offering of 20,700,000 units, including 2,700,000 units subject to the underwriters' over allotment option.  The offering priced on June 25, 2007 at $10.00 per unit, before underwriting discounts and commissions. GSC Acquisition Company is listed on the American Stock Exchange under the ticker symbol “GGA.U.”

The offering was led by Citi, acting as sole book-running manager. Ladenburg Thalmann & Co. Inc. and I-Bankers Securities, Inc. acted as co-managers.

In addition, the Company announced today that commencing on July 9, 2007, the holders of the Company’s units may elect to separately trade the common stock and warrants included in the Company’s units.  Those units not separated will continue to trade on the American Stock Exchange under the symbol “GGA.U”, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols “GGA” and “GGA.WS”, respectively.

The offering was made by means of a prospectus, a copy of which can be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220 (tel: 718-765-6732).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About GSC Acquisition Company
GSC Acquisition Company  is a newly organized special purpose acquisition corporation formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more businesses or assets with a significant opportunity for growth, located in the United States or Europe, but not limited to a particular industry.

###